Invitae Receives Notice of Non-Compliance with NYSE
Minimum Share Price Continued Listing Standard

SAN FRANCISCO – September 22, 2023 – Invitae (NYSE: NVTA), a leading medical genetics company, today announced that it received a notice from the New York Stock Exchange (the "NYSE") on September 20, 2023, indicating the company is not currently in compliance with Section 802.01C of the NYSE Listed Company Manual because the average closing price of the company's common stock over a consecutive 30 trading-day period was less than $1.00 per share. The NYSE notice has no immediate effect on the listing of the common stock on the NYSE, subject to the company's compliance with the NYSE's continued listing requirements.

Invitae has notified the NYSE that it intends to bring the company into compliance with the listing standards within the required cure period.

The NYSE notification described above does not affect the company’s business operations and does not conflict with or cause an event of default or acceleration under any of the company’s material debt or other agreements. During the cure period, Invitae’s common stock will continue to trade on the NYSE, subject to compliance with the other continued listing requirements.

About Invitae

Invitae (NYSE: NVTA) is a leading medical genetics company trusted by millions of patients and their providers to deliver timely genetic information using digital technology. We aim to provide accurate and actionable answers to strengthen medical decision-making for individuals and their families. Invitae's genetics experts apply a rigorous approach to data and research, serving as the foundation of their mission to bring comprehensive genetic information into mainstream medicine to improve healthcare for billions of people.

To learn more, visit invitae.com and follow for updates on Twitter, Instagram, Facebook and LinkedIn @Invitae.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s plans to cure the minimum share price requirement, remain listed on the NYSE, and the effects on its business including without limitation the company’s material debt or other agreements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the company’s ability to comply with the NYSE listing standards and regain compliance with the minimum share price requirement; the company's ability to grow its business in a cost-efficient manner; the company's history of losses; the company's ability to maintain important customer relationships; the company's ability to compete; risks associated with litigation; the company's ability to use rapidly changing genetic data to interpret test results accurately and consistently; security breaches, loss of data and other disruptions; laws and regulations applicable to the company's business; and the other risks set forth in the company's filings with the Securities and Exchange Commission, including the risks set forth in the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2023. These forward-looking statements speak only as of the date hereof, and Invitae Corporation disclaims any obligation to update these forward-looking statements.

Invitae Contacts:

Investor Relations
Hoki Luk
ir@invitae.com

Public Relations
Amy Hadsock
pr@invitae.com